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                                                                  Execution Copy


                                                                    Exhibit 96.6

                            EXCHANGE AGENT AGREEMENT

         THIS EXCHANGE AGENT AGREEMENT (this "Agreement") is made and entered into as of ______________, 2004, between Toll Brothers, Finance Corp., (the "Issuer"), J.P. Morgan Trust Company, National Association, a national banking association incorporated and existing under the laws of the United States of America, as exchange agent (the "Exchange Agent").

                                   BACKGROUND

         The Issuer is making an offer to exchange, upon the terms and subject to the conditions set forth in the Issuer's Official Statement for Exchange Offer (the "Official Statement") and the corresponding letter of transmittal (the "Letter of Transmittal") (which together with the Official Statement constitutes the "Exchange Offer"), the Issuer's outstanding 4.95% Senior Notes due 2014 (CUSIP No.88947E AD 2) (the "Outstanding Notes") for its 4.95% Senior Notes due 2014 (CUSIP No. 88947E AE 0) (the "Exchange Notes" and, together with the Outstanding Notes, the "Securities").

         The Exchange Offer will commence upon the Issuer's providing written notice of such commencement to the Exchange Agent. The Exchange Offer shall terminate on the date described under the terms set forth in the Official Statement (the "Exchange Offer Expiration Date"), unless the Exchange Offer is extended by the Issuer, notifies the Exchange Agent of such extension by 5:00 p.m., New York City time, on the previous Exchange Offer Expiration Date, in which case, the term Exchange Offer Expiration Date shall mean the latest date and time to which the Exchange Offer is extended.

         In connection therewith, the undersigned parties hereby agree as follows:

                  1. Appointment and Duties as Exchange Agent. The Issuer hereby authorizes the Exchange Agent, to act as the exchange agent in connection with the Exchange Offer, and the Exchange Agent hereby agrees to act as the exchange agent and to perform the services outlined herein in connection with the Exchange Offer on the terms and conditions contained herein.

                  2. ATOP Registration. As soon as practicable, the Exchange Agent shall establish an account with The Depository Trust Company ("DTC") in its name to facilitate book-entry tenders of Outstanding Bonds through DTC's Automated Tender Offer Program ("ATOP") for the Exchange Offer.

                  3. Receipt of Letters of Transmittal and Related Items. From and after the commencement of the Exchange Offer, the Exchange Agent is hereby authorized and directed to accept (a) Letters of Transmittal, duly executed in accordance with the instructions thereto (or a manually signed facsimile thereof), and any requisite collateral documents from holders of the Outstanding Bonds and (b) surrendered Outstanding Notes to which such Letters of Transmittal relate. The Exchange Agent is authorized to request from any person tendering Outstanding Notes such additional documents as the Exchange Agent or the Issuer deems appropriate. The Exchange Agent is hereby authorized and directed to process withdrawals of tenders to the extent withdrawal thereof is authorized by the Exchange Offer.


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                  4. Defective or Deficient Outstanding Bonds and Instruments.

         A. As soon as practicable after receipt, the Exchange Agent will examine instructions transmitted by DTC ("DTC Transmissions"), Letters of Transmittal and other documents received by the Exchange Agent in connection with the Exchange Offer to ascertain whether (I) Letters of Transmittal are completed and executed in accordance with the instructions set forth therein (or that the DTC Transmissions contain the proper information required to be set forth therein), (ii) that book-entry confirmations are in due and proper form and contain the information required to be set forth therein).

         B. If any DTC Transmissions are not in due and proper form or omit required information or if some other irregularity in connection with any tender of any Outstanding Notes exists, the Exchange Agent shall promptly report such information to the holder. If such condition is not promptly remedied by the holder of the Outstanding Notes, the Exchange Agent shall report such condition to the Issuer. All questions as to the validity, form, eligibility (including timeliness of receipt), acceptance and withdrawal of any Outstanding Notes tendered shall be determined by the Issuer.

         C. The Issuer, reserves the absolute right (i) to reject any or all tenders of any particular Outstanding Notes not to be in proper form or the acceptance or exchange of which may, in the opinion of the Issuer's counsel, be unlawful and (ii) to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any particular Outstanding Notes, and the Issuer's interpretation of the terms and conditions of the Exchange Offer ( including the Letter of Transmittal and the instructions set forth therein) will be final and binding.

                  5. Requirements of Tenders.

         A. Tenders of Outstanding Notes shall be made only as set forth in the Letter of Transmittal, and shall be considered properly tendered only when tendered in accordance therewith. Notwithstanding the provisions of this paragraph, any Outstanding Note that the Issuer's President, Chief Financial Officer or General Counsel (the "Authorized Representatives"), or any other person designated by the Issuer shall approve as having been properly tendered shall be considered to be properly tendered.

                  6. Exchange of the Outstanding Bonds.

         A. Promptly after the commencement of the Exchange Offer, the Issuer will deliver the form of the Exchange Notes to the Exchange Agent. Upon the Exchange Offer Expiration Date, the Exchange Agent is hereby directed to deliver or cause to be delivered promptly Exchange Notes to the holders that properly tendered Outstanding Notes in accordance with the terms set forth in the Exchange Offer.

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         B. Notwithstanding any other provision of this Agreement, issuance of the Exchange Notes for accepted Outstanding Notes pursuant to the Exchange Offer shall be made only after deposit with the Exchange Agent of the Outstanding Notes, the Letter of Transmittal and any other required documents.

                  7. Reports to the Company.

         a) The Exchange Agent shall notify the Company, by facsimile or electronic communication, of the principal amount of the Outstanding Notes which have been duly tendered as requested by the Company until the Exchange Offer Expiration Date.

         b) The Exchange Agent shall furnish to the Issuer any additional reasonable information with respect to the tender of Outstanding Notes as may be reasonably requested from time to time.

                  8. Record Keeping. Each Letter of Transmittal or Outstanding Note tendered by book-entry delivery, such form of record keeping of receipt as is customary for tenders through ATOP and any other documents received by the Exchange Agent in connection with the Exchange Offer shall be stamped by the Exchange Agent to show the date of receipt and, if defective, the date and time the last defect was cured or waived by the Issuer, upon the direction of the Issuer. The Exchange Agent shall retain all Outstanding Notes and Letters of Transmittal and other related documents or correspondence received by the Exchange Agent until the Exchange Offer Expiration Date. Except as otherwise set forth in this Agreement, the Exchange Agent shall return all such material to the Issuer or its designee as soon as practicable after the Exchange Offer Expiration Date.

                  9. Discrepancies or Questions. Any discrepancies or questions regarding any the Exchange Offer or any other documents received by the Exchange Agent in connection with the Exchange Offer shall be referred to the Issuer and the Exchange Agent shall have no further duty with respect to such matter; provided that the Exchange Agent shall cooperate with the Issuer in attempting to resolve such discrepancies or questions.

                  10. Requests for Information. The Exchange Agent shall take such action as may from time to time be reasonably requested by the Issuer or its counsel (and such other action as the Exchange Agent may reasonably deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guarantee Delivery (as defined in the Prospectus) or such other forms as may be approved from time to time by the Issuer, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Issuer will furnish the Exchange Agent with copies of such documents at the Exchange Agent's request. All other requests for information relating to the Exchange Offer shall be directed to the Issuer, Attention: Joseph R. Sicree, Chief Accounting Officer.

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         Any inconsistency between this Agreement, on the one hand, and the
Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to the duties, liabilities and indemnification of the Exchange Agent as exchange agent, which shall be controlled by this Agreement.

                  11. Tax Matters. Any questions with respect to any tax matters relating to the Exchange Offer shall be referred to the Issuer, and the Exchange Agent shall have no duty with respect to such matter.

                  12. Reports. Within two (2) business days after the Exchange Offer Expiration Date, the Exchange Agent shall furnish the Issuer a final report showing the disposition of the Exchange Notes.

                  13. Fees and Expenses. The Issuer will pay the Exchange Agent its fees plus expenses, as set forth in Exhibit A.

                  14. Concerning the Exchange Agent.

         A. As exchange agent hereunder, the Exchange Agent:

         1. shall have no duties or obligations other than those specifically set forth in this Agreement, or as may subsequently be agreed to in writing by the Exchange Agent and the Issuer;

         2. shall not be obligated to take any action hereunder which may, in the judgment of the Exchange Agent, involve any expense or liability to the Exchange Agent unless it shall have been furnished with reasonable indemnity against such expense or liability from the Issuer;

         3. may rely on and shall be protected in acting upon any certificate, instrument, opinion, notice, instruction, letter, telegram or other document, or any security, delivered to the Exchange Agent and in good faith believed by the Exchange Agent to be genuine and to have been signed by the proper party or parties and the Exchange Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document;

         4. may rely on and shall be protected in acting upon the written or oral instructions of the Issuer and the Authorized Representatives or the Issuer's outside counsel with respect to any matter relating to the Exchange Agent's actions specifically covered by this Agreement;

         5. shall not be liable for any claim, loss, liability or expense, incurred without the Exchange Agent's negligence or willful misconduct, arising out of or in connection with the administration of the Exchange Agent's duties hereunder; and

         6. may execute any of its powers and perform any of its duties hereunder directly or through agents or attorneys and may consult with counsel, accountants and other skilled persons to be selected and retained by it and the Exchange Agent shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice and opinion of any such counsel, accountants or other skilled persons.

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          B. Notwithstanding any other provision in this Section, the Exchange
Agent undertakes to perform only such duties as are expressly set forth in this Agreement and no duties shall be implied. The Exchange Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Agreement. The Exchange Agent shall have no duty to solicit any payments which may be due it. The Exchange Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines the Exchange Agent's negligence or willful misconduct was the primary cause of any loss to the Issuer. In the event that the Exchange Agent shall be uncertain as to its duties or rights under this Agreement or shall receive instructions, claims or demands from the Issuer which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held under the terms of this Agreement until it shall be directed otherwise in writing by the Issuer or any Authorized Representative or by a final order or judgment of a court of competent jurisdiction. Anything in this Agreement to the contrary notwithstanding, in no event shall the Exchange Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Exchange Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

                  15. Future Instruction. The Exchange Agent may rely and act on any instructions from the Authorized Representatives with respect to all matters pertaining to this Agreement and the transactions contemplated hereby. Any material instructions given to the Exchange Agent orally by any Authorized Representative shall be confirmed in writing by such Authorized Representative as soon as practicable. The Exchange Agent shall not be liable or responsible and shall be fully authorized and protected from acting, or failing to act, in accordance with any material oral instructions which do not conform with the written confirmation received in accordance with this section.

                  16.      Indemnification.

         A. The Issuer shall indemnify, defend and hold the Exchange Agent and the Issuer and their respective directors, council members, officers, employees and agents (collectively, the "Indemnified Persons") harmless from and against every loss, liability or expense, including without limitation damages, fines, suits, actions, demands, penalties, costs, out-of-pocket or incidental expenses, legal fees and expenses, the allocated costs and expenses of in-house counsel and legal staff and the costs and expenses of defending or preparing to defend against any claim (collectively, "Losses"), that may be imposed on, incurred by, or asserted against, any Indemnified Person for or in respect of the Exchange Agent's (1) execution and delivery of this Agreement, (2) compliance or attempted compliance with or reliance upon any instruction or other direction upon which the Exchange Agent is authorized to rely pursuant to the terms of this Agreement and (3) performance under this Agreement, except to the extent that the Loss resulted from such Indemnified Person's negligence or willful misconduct. The provisions of this section shall survive the termination of this Agreement and the resignation or removal of the Exchange Agent for any reason. The Exchange Agent shall notify the Issuer in writing of any written asserted claim against any Indemnified Person or of any other action commenced against any Indemnified Person, reasonably promptly after the Indemnified Person shall have received any such written assertion or shall have been served with a summons in connection therewith. The Issuer shall be entitled to participate at its own expense in the defense of any such claim or other action and, if the Issuer so elects, the Issuer may assume the defense of any pending or threatened action against the Indemnified Person in respect of which indemnification may be sought hereunder; provided that the Issuer shall not be entitled to assume the defense of any such action if the named parties to such action include both the Issuer and any Indemnified Party and representation of both parties by the same legal counsel would, in the written opinion of counsel for the Indemnified Person, be inappropriate due to actual or potential conflicting interests between them; and further provided that in the event the Company shall assume the defense of any such suit, and such defense is reasonably satisfactory to the Indemnified Person, the Company shall not therewith be liable for the fees and expenses of any counsel retained by the Indemnified Person.

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          B. Each Indemnified Person agrees that, without the prior written consent of the Issuer (which consent shall not be unreasonably withheld), it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought in accordance with the indemnification provision of this Agreement (whether or not any Indemnified Persons is an actual or potential party to such claim, action or proceeding).

                  17. Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York.

                  18. Notices. Notices or other communications pursuant to this Agreement shall be delivered by facsimile transmission, reliable overnight courier or by first-class mail, postage prepaid, addressed as follows:


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To the Issuer at:            Toll Brothers Finance Corp.
                             3103 Philmont Ave
                             Huntingdon Valley, PA 19006-4298
                             Attention: Chief Accounting Officer
                             Telephone: 215 938 8045
                             Fax: 215 938 8422

With a copy to:              Wolf, Block, Schoor and Solis-Cohen LLP
                             1650 Arch Street
                             Philadelphia, PA 19103-2097
                             Attention: Mark Kessler, Esquire
                             Telephone: 215 977 2576
                             Fax: 215 405 2576


Or to the Exchange           J.P. Morgan Trust Company, National Association
Agent at:                    Institutional Trust Services
                             611 Woodward Avenue
                             Detroit, MI 48226
                             Fax:  313-225-3420
                             Telephone:  313-225-3189

With a copy to:              J.P. Morgan Trust Company, National Association
                             Attn: Frank Ivins
                             2001 Bryan Street - 9th Floor
                             Dallas, TX  75201
                             Telephone:  800-275-2048 (Investor Relations)

Or to such address as either party shall provide by notice to the other party.

                  19. Change of Exchange Agent. The Exchange Agent may resign from its duties under this Agreement by giving to the Issuer thirty days prior written notice. If the Exchange Agent resigns or becomes incapable of acting as the exchange agent and the Issuer, fails to appoint a new exchange agent within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Exchange Agent, the Issuer shall appoint a successor exchange agent or assume all of the duties and responsibilities of exchange agent. Any successor exchange agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as the exchange agent without any further act or deed; but the Exchange Agent shall deliver and transfer to the successor exchange agent any Property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for such purpose.

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          20. Miscellaneous. Except as otherwise provided by this Agreement, none of the parties may transfer or assign their rights or responsibilities under this Agreement without the written consent of the other parties hereto; provided, however, that the Exchange Agent may transfer and assign its rights and responsibilities hereunder to any of its affiliates otherwise eligible to act as the Exchange Agent. This Agreement may be amended only in writing signed by all of the parties.

         26. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefits or remedy of any nature whatsoever under or by reason of this Agreement. Without limitation to the foregoing, the parties hereto expressly agree that no Holder or holder of Notes shall have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         27. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of such counterparts together shall constitute one and the same instrument.

                          [The signature page follows.]




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         IN WITNESS WHEREOF, the Issuer and the Exchange Agent have caused this
Agreement to be signed by their respective officers thereunto authorized as of the date first written above.

                            TOLL BROTHERS FINANCE CORP.



                            By: ______________________________
                                Name: Joseph R. Sicree
                                Title: Vice President, Chief Accounting officer


                            J.P. MORGAN TRUST COMPANY,
                            NATIONAL ASSOCIATION



                            By: ______________________________
                                Name: Nan L. Packard
                                Title: Assistant Vice President





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                                    Exhibit A

                                Schedule of Fees



One Time Fee                    $150 per letter of transmittal, mailed
                                or processed, including electronic processing, subject to a $5,000 minimum.